EXHIBIT 99.2

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

Transcriber’s name:

Michelle L.

Transcriber’s Notes:

(Any difficulties experienced, accents and general comments)

Please find attached your transcript for the above referenced conference call.

Whilst every effort is made to ensure that the attached transcript is an accurate record of your taped conference call, sometimes difficulties are encountered in understanding technical words, people speaking with a foreign accent and in some cases when somebody is speaking from a crowded room with a lot of background noise and from mobile phones.

Where we have had difficulty understanding words we have indicated this as [indiscernible], or simply attempted to spell the word phonetically but follow it with [ph].

Additionally, please note, whilst we try to be as accurate as possible when inserting the names of speakers we would suggest that they are checked.

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

START OF RECORDING

Attendance List:

Gianni Arcaini - Chairman and CEO

Adrian G. Goldfarb - CFO

Title of Meeting:

Q2 2019 Earnings Call

Hosted By:

Gianni Arcaini

Coordinator

Good afternoon, and welcome to Duos Technologies Second Quarter 2019 Earnings Conference Call.  During the presentation your lines will remain on listen-only mode.  [Operator instructions].

Joining us for today’s call are Duos’ Chairman and CEO, Gianni Arcaini; and CFO, Adrian G. Goldfarb.  Following their remarks we will open up the call for your questions.  Then before we conclude today’s call, I’ll provide necessary cautions regarding forward-looking statements made by management during this call.

Now I’d like to turn the call over Duos’ Chairman and CEO, Gianni Arcaini.  Sir, please proceed.

G. Arcaini

Well thank you very much, Christian.  Welcome, everyone.  And thank you for joining us today.  Earlier today we issued a press release announcing our financial results for the second quarter of ’19 as well as other operational highlights.  A copy of the press release is available in the Investor Relations section of our website.  Additionally, as some of you may have seen, we also issued an additional press release relating to a new contract win for our Rail Inspection Portal business.  I plan to provide additional commentary on our results as well as this new win shortly.

Now before we begin with a discussion of our results, I’d like to take a few minutes, as we always do, to provide a brief overview of who we are and what we do, particularly for those of you who may be less familiar with our company.

At Duos we provide advanced analytical technology solutions with a strong portfolio of intellectual property.  In simple terms, we create highly sophisticated technology solutions for a wide range of customers.  We focus on improving their business processes to ultimately provide a measurable ROI.

To that end, we have, and continue to develop a broad range of proprietary technologies, which we typically deploy as turn-key

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

systems.  These advanced tools include machine learning and other forms of artificial intelligence as well as advanced video analytics that we deliver through a combination of our image capture technology suite, which includes back-end processing and middleware, branded as praesidium, and our customer-facing software platform branded as centraco.

Our chief focus remains on mission critical security, inspection, and operational applications.  Our target markets predominantly include the rail transportation, retail distribution, critical infrastructure security, and law enforcement sectors.  We estimate the total addressable market opportunity in our combined core target markets exceeds about $100 billion.

In addition to our strength in technology development, one major differentiator is that our technologies do not require any change in our customers’ business practices. A significant aspect of our core platforms is the adaptability to various verticals requiring very little adjustments to our code and system architecture.

Our long-term market strategy is diversified and designed to address cyclical market segments’ relativities.  We will be discussing our results for the quarter and half year shortly, however, I want to stress that historically our business is subject to shifts in timing, particularly our quarterly numbers, which should be viewed in context of our cumulative performance.  And we are executing our business plan to deliver strong growth and profitability.

Since becoming a public company in ’15, we set out a long-term strategy not only with a focus on our [indiscernible - 34:18] growth markets but also build a sustainable, competitive advantage as an advanced technology business.  A key element of that plan is to build our growth with a growing percentage of our business from recurring revenues.  I’m pleased to say that we are on target with our plan, as will be clear when we discuss our progress in our new truevue360 subsidiary shortly.

While our revenues will continue to fluctuate between quarters, we believe that these variations will become less pronounced as we grow over the next 24 to 36 months, on our way to building a much larger business.

At the beginning of the first quarter of 2019 we launched truevue360 as a subsidiary whose primary mission is to develop, market, and operate our artificial intelligence and machine learning program.  Truevue360 will not only serve our current customer base, but also pursue many AI opportunities in other verticals.

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

We began investing in the development of resources of truevue360 during the fourth quarter of 2018, and completed our staffing goals by the end of February of this year.  I’m pleased to report that as of the end of the second quarter of this year truevue360 is fully operational and has launched its subscription-based model.  We now have the option to operate independently from third parties, which is consistent with our strategic plan.

As a side note, we’ve also added a special unit for AI focused training consisting of 27 truthing engineers during the quarter. There’s significant potential for licensing our AI models within our current customer base and in adjacent verticals.  We’re expecting to benefit from the added revenue predictability and higher margins that came from the subscription-based model.  We expect to begin recognizing initial revenues for our truevue360 operations later this year, which should translate to more profitable growth in 2020.  Long-term, we expect truevue360 to contribute significantly to our recurring revenue base over time.

The talent pool available for hiring in today’s market continues to be very tight, particularly within the advanced computer engineering disciplines.  Investment in our talent pool continues to be a central part of our company’s financial plan.  As of today our total headcount includes 85 employees domestically plus 11 full-time contractors overseas.  We expect our headcount to grow by approximately 15% by the end of the year.

With that overview now complete, I’d like to provide a brief summary of our results. In the second quarter, we continued to make positive incremental progress in our long-term development roadmap.  But we did also experience order and implementation delays which impacted our near-term financial performance.

During this lag in revenue recognition during Q2, we also encountered other timing-related discrepancies which skewed the presentation of our spending relative to our results.  More specifically, as I just mentioned a moment ago, we significantly increased our staffing and continued to build out the necessary infrastructure to support the scaled growth we are anticipating through the end of this year and beyond.

However, despite the quarterly setback, year-to-date our results have still handily outpaced last year’s performance, most notably evidenced in our 30% top line increase and 33% improvement in gross profit.  The long and the short is we’re continuing to operate with a long-term growth orientation, however, at this stage in our company’s development, we are unfortunately still susceptible to the

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

quarterly fluctuations that come from being a heavy project based revenue business.

My comments a moment ago relating to our future product roadmaps as well as the development of our truevue360 subsidiary are both examples of how we are working to address this issue going forward.  In the more immediate term we are evaluating additional opportunities to introduce more predictability into our operation that alleviates quarter-to-quarter judgment.  While we do not run our business quarter-to-quarter, we understand the reality of being a publicly traded company and the scrutiny that inherently comes with our position.

That said, contract delays with a few key customers aside, this quarter was a fairly active one, as you may have noticed from our press releases during the period.  I’ve tried to provide a high level overview on many of these items today, but for the sake of everyone listening I would encourage you to visit the Investor Relations section of our website where you can read about many of these items in greater detail.

Well at this point I would like to turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the second quarter.  After Adrian’s presentation, I will further discuss our recent progress during the quarter, before finishing with a brief update on the outlook for 2019.  Adrian, it’s your turn.

A. Goldfarb

Thank you, Gianni.  Before getting into my discussion of the Q2 results, I would like to give some perspective between this quarter’s results and the very strong quarter we recorded in Q1.  On previous calls I have discussed how the majority of our revenue is recognized in our adoption of ASC 606 at the beginning of last year.  Comparisons of each quarter are now on the same accounting basis. Our results last quarter were positively impacted by several factors, including early completion of certain projects.

Conversely, our Q2 results were negatively impacted by delays in completing customer installations due to external factors.  In addition, one anticipated major contract was delayed substantially, awaiting sign-offs related to the multi-country nature of the project.  I’m pleased to report that as announced this morning, the specific contract has now been executed and will be substantially completed this year as scheduled.

As I’ve also discussed in previous calls, our revenue recognition policy is based on the principles of ASC 606 using the input method.  Although ASC 606 was not affected during this quarter, our results can vary substantially between measurement periods and are highly dependent on the stages of completion of our project business.  This

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

will become less pronounced as the business grows.  Our revenues are spread between a greater number of projects and the recurring revenues portion of our business becomes more meaningful.

Now turning to our financial results for the second quarter of 2019.  Total revenue for the second quarter decreased 58% to $1.4 million compared to $3.2 million in the equivalent quarter in 2018.  The decrease in total revenue was primarily due to execution delays by one customer for customer acceptance in the projects portion of our business as well as an additional delay by another customer to the start of a major project pending resolution of certain terms and conditions in the contract.  While these delays may impact the project’s revenue portion of the company’s business, they are not expected to have any material impact for the full year.

Total revenue for the six months 2019 increased 30% to $5.7 million compared to $4.4 million in the equivalent year-ago period.  The increase in total revenue was driven by the strength of the project’s portion of the company’s business as well as increases in revenue in all areas of the company’s business in the first quarter of 2019 which was offset by delays involving certain customers during the second quarter of 2019, as mentioned before.

Gross profit was $174,000 or 13% of revenues for the current quarter, which was a decrease of 86% from $1.3 million or 39% of revenues for the equivalent quarter in 2018.  The decrease in gross profit and gross profit as a percentage of revenue was mainly the result of difference in timing between the company’s significant increase in staffing related to future project implementation in the quarter, which was unfortunately not offset due to certain customer delays from project implementation. The requirement for additional staffing is in anticipation of a significantly greater number of projects over the next 18 months.

Gross profit for the first six months of 2019 was $2.3 million or 41% of revenues compared to $1.7 million or 40% of revenues for the first six months of 2018.  The increase in gross profit was mainly the result of the increase in project revenue and the positive effect of revenue increases from new projects with a lower relative overall growth in associated costs, which was offset by a difference in timing between the company’s significant increase in staffing and certain customer delays for project implementation, both mentioned previously.  Gross profit as potential revenue also improved as a result of actions the company has taken to streamline its operations.

Turning to our costs, these increased 13%, to $2.1 million from $1.9 million in the same quarterly period last year.  The increase in operating expenses was primarily due to an increase in resources

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

related to the company’s anticipated growth. Selling and marketing expenses increased in the line with the company’s investment in resources to support that growth.  There was no measurable increase in salaries, wages, and contract labor during the period, and research and development expenses outside of labor costs decreased.

For the first six months of 2019 operating expenses increased 36% to $4.2 million from $3.1 million in the same period last year.  The increase in operating expenses was primarily due to an increased number of employees in both the company’s operating subsidiary, Duos Technology, as well as in the truevue360 subsidiary and additional contract expenses related to an increase in revenues.

Selling and marketing expenses, research and development, and other general and administrative costs increased in line with the company’s investment in resources to grow the business. We recorded a net loss in Q2 of $1.9 million or $0.08 loss per share compared to a net loss of $634,000 or $0.03 loss per share in the equivalent quarter.

For the six month period net loss was $1.9 million or $0.17 loss per share compared to a loss of $1.4 million or $0.07 per loss per share in the same period ago [ph].  I’m going to correct something there.  Net loss was $1.9 [ph] million or $0.08 loss per share compared to a net loss of $1.4 million or $0.07 loss per share in the same period a year ago.  The increase in net loss for both periods was primarily attributable to the decrease in project revenue previously mentioned.

Let’s now discuss the balance sheet.  As of June 2019 our cash position remains stable. While we ended the quarter with $281,000 in cash and cash equivalents, we also had a net receivables of more than $1.8 million.  For the quarter, we used $2.7 million in cash and operations due to the impact of the delays previously addressed.  It should be noted that these numbers include funding of our truevue360 startup costs.  With our improving order book and recent capital infusion from warrant executions, we still believe that we have runway to execute on our business plan in 2019.  We remain comfortable with our financial position and anticipate continuing improvements in the balance sheet going forward.

I would now like to discuss our outlook for the fiscal year ending December 31, 2019.  In our previous call, we confirmed the guidance of 2019 of between $14 million and $15 million in revenue for the full year.  I am pleased to report that given the strong half-year performance and growing order book, we are maintaining that guidance and we will give further updates throughout 2019 as we evaluate the progress on projects that are currently in execution and new orders that will be closing in Q3.

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

It is worth mentioning that our guidance is based on anticipated contracts, some of which are already performing, and anticipated orders from existing customers. I would again caution that individual quarterly revenue performance can vary based on factors previously discussed and that investors should not take a single quarter as indicative of future performance.

This completes my financial summary.  I’d now like to turn the call back over to Gianni for additional insights into our recent operational progress as well as our outlook for 2019.

G. Arcaini

Thanks, Adrian.  I’d like to provide some key updates from the quarter as well as expanding upon our outlook in the remainder of the year.   As I mentioned in my opening remarks, we continue to make incremental progress in our product roadmap.  Starting in Q1, we formed a dedicated team of development engineers to focus specifically on expanding our existing technology roadmap.

I’m pleased to report that the early efforts from this group have already translated into promising results, as we announced a number of new product offerings during the quarter.  First in May, we announced apis3D, which is our next generation automated pantograph inspection system employing 3D technology as well as algorithmic defect analysis for transit and light rail train inspection.  This solution is in high demand in the United States, and we are working on several project opportunities with a number of national rail operators.  We believe this product has the potential to accelerate the rail industry’s ongoing transition to automated inspection systems.

In June we announced the release of our next generation automated logistics information system, or alis, which now includes AI capabilities enabling automation of critical gatehouse processing for trucks entering or exiting distribution centers or staging yards.

The growth of distribution central [ph] operations throughout the country is driving ever-increasing demand for technology advancements that provide additional cost savings and efficiencies.  The addition of AI to our alis system is expected to increase gate throughput, address loss prevention challenges, provide a secure entry and exit as well as a reduction in yearly expenses and costs.  It also ensures the protection of company assets.  Our product development team is currently working on a number of technology upgrades and new technologies we will discuss at a later date.

While we are of course focused on generating and accelerating new business, we remain dedicated to providing technology innovations and superior quality in our current products.  Operationally, we are

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

also still winning new business as well as expanding our relationships with existing blue chip customers.

For instance, you may have seen from our press release issued today, and as mentioned by Adrian a moment ago, we were just awarded a $2.3 million contract with another Class 1 freight railroad.  That includes a five-year contract with technical support.  We expect to generate additional recurring revenue from the development and maintenance of our significant library of AI algorithms, with the objective of automating certain aspects of this customer’s railcar inspection.

Our rip business, earlier in the quarter secured a $1.1 million contract extension with an existing customer renewal [ph] of maintenance and support agreement. The scope of work covered in the agreement requires uninterrupted software services, tech support, and maintenance for several inspection portals at the US/Mexican border.

Moving to our pantograph inspection system division, we also recently received a purchase order to provide a multi-track apis for Chicago Metra, which oversees all commuter rail operations in the 3,700 square mile Northeastern Illinois region.  Chicago Metra has long been a trusted partner of ours, and we are looking forward to expanding our relationship together.  For example, Chicago Metra has agreed to allow us to install our new apis3D for beta testing on one of their tracks.

For those of you less familiar with pantograph technology, pantographs relay current from high voltage overhead electrical wires to power the train and are inspected for visual damage in the form of cracks, chips, and dents that could result in track downtime if not properly identified and preventively repaired.  For this deployment we are on track for system installation in the third quarter and will be working closely with Chicago Metra to increase their track safety as well as reduce downtime over the coming years.

Moving to a few other non-operational items we’re sharing from the quarter, first, effective June 19 of this year Duos Technologies qualified and began trading on the OTCQX best market.  Graduating to the OTCQX means that we have met the more stringent requirements of the QX market. We believe trading on the OTCQX offers an opportunity to generate even greater interest in our company from a broader universe of potential investors.

Second, I’m pleased to announce that we have appointed a new member to our Board of Directors, Ned Mavrommatis, who will serve as an independent director and as a co-chair of our Audit Committee.  He will be also a member of the compensation and the nominating

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

committees.  Ned is a CPA, currently serves as the CFO of ID Systems, a company traded on Nasdaq.  With this appointment, Duos has now five total directors and three independent directors.

Moving on, we also participated in and hosted a few industry events during the quarter. While these types of events don’t contribute an immediate ROI for our business, we believe they play a crucial role in creating additional awareness of our solutions in the marketplace.

Back in May, we hosted a number of rail industry experts and leaders as part of our first annual 2019 Rail Solutions Summit.  Attendees were given unique insights into the impact artificial intelligent machine learning will have on the rail industry.  In addition, we unveiled the upcoming Duos product growth roadmap for the first time, which included some of the new intelligent automated inspection solutions under development for both the freight and passenger rail markets.

In June we joined other railroad industry leaders and experts in presenting our solutions to key policy makers at both RailTech 2019 and the 2019 Railroad Day on Capitol Hill. RailTech 2019, held in Washington D.C., was hosted by the Association of American Railroads, also known as AAR.  This annual event brings together the nation’s Class 1 railroads to offer demonstrations of new rail technology innovations focusing on safety and efficiency to congressional policy makers and other transportation stakeholders.

The 2019 Railroad Day on Capitol Hill was held the following day in Washington D.C.  The event provided a setting for railroads and their suppliers to meet one-on-one with members of Congress in order to discuss issues affecting the broader railroad industry. Duos’ representatives attended, and met with many of the policy makers in attendance. We’re appreciative of the interest and attention we received from many members of Congress, who took time to discuss the impact and importance of these technologies.

Now shifting to our outlook, entering the second half of the year and in in addition to the deal we just announced today, we have seen positive momentum building.  We expect to recognize most, if not all, of the delayed revenues from the past quarter in Q3 and Q4. Based on our current opportunity pipeline and backlog, we feel confident in our ability to build on our expected sequential growth with a strong finish to the year.  As Adrian mentioned a minute ago, we fully expect to achieve our annual railroad projections, and look forward to providing additional insight into our progress in the coming quarters.

And with that, we are ready to open the call for your questions.  Operator, would you like to proceed?

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

Coordinator

Thank you.  [Operator instructions].  You have an incoming question coming from the line of Peter Broffy [ph], a private investor.

P. Broffy

Hello. I heard Adrian’s presentation at the Trickle Research Conference here in Denver last spring and got interested and have been following this program ever since.  So this new contract that you announced in the press release today for $2.3 million, is this one of the contracts you referred to as being one that did not close in the second quarter?

G. Arcaini

Yes.

P. Broffy

And I don’t know if you can answer this or not, but is this a US railroad customer?

G. Arcaini

Yes, it’s a US railroad.

P. Broffy

Okay.  Now, do you report a backlog figure?  I didn’t see it in the press release.

A. Goldfarb

We don’t officially report a backlog figure in our investor presentations, which typically we present at like events, like you were at the Trickle Research, and also the other conferences.  As part of the presentation I gave kind of an overview of our backlog pipeline, and I do update that, every quarter there will be an update coming out, probably in the next couple of weeks.

That’s not an official number.  It’s just to give some guidance, because as you can see with the nature of the project businesses we’ve mentioned, things can shift between quarters.  And I’ve often spoken about that.

P. Broffy

Sure.  And also you mentioned at the time—I believe you mentioned that the New York subway system was one of several municipal systems that are evaluating your stuff.  Is the Chicago Metra—I don’t know—is that the Chicago subway system?  Is that what Metra is?

A. Goldfarb

Yes, it is.

P. Broffy

So do you think that—I mean, that sounds like a pretty significant event to sign them on.  Are you continuing to see a lot of interest in other transit systems in other major cities, either in the US or in other parts of the world?

G. Arcaini

Well, currently we are focusing on the US market.  There is a strong desire by US transit organizations to stay made in America, and that gives us a little bit of an advantage.  There’s some competitors which

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

are overseas.  One of the reasons we have accelerated the development of some of the transit solutions, such as the apis3D and support, is really at the urge of some of the larger transit systems in the United States.  And there’s a lot of activity there.  There is probably about 12 to13 very large transit systems, and I can tell you, we’re talking to all of them.

P. Broffy

And the nature of these businesses, is it an initial contract which if everybody is happy will expand into a longer-term relationship with follow on orders that would increase the magnitude of the overall value over time?

G. Arcaini

Yes, that’s a fair assessment.  Yes.

P. Broffy

Okay.  Alright, well good.  I’ll continue to follow you guys, and thank you.  Good progress.

G. Arcaini

Thank you.

A. Goldfarb

Thanks for joining us.

Coordinator

[Operator instructions].  Thank you.  The next question is coming from the line of William Bremer, Vanquish Capital.

W. Bremer

Can you hear me?

G. Arcaini

Yes, we can hear you.

W. Bremer

I want to get a sense of your capital allocation, given your balance sheet at this time.  In terms of capital needs for the next, say, 12 to 18 months, what do you see, given the bookings that are starting to develop?

A. Goldfarb

That’s a good question.  Just to give you a little bit of history, we originally did a capital raise back at the end of 2017, and that was at the time sufficient capital for us to execute the business with a two-year outlook.  So we’re about where we are with that.  And the way that that works is that we started off with about $2 million or thereabouts in working capital, and as we go through the project phases we will draw down and build up on that.  Obviously, with some of the delays with this balance sheet, particularly at the end of Q2, we’ve gone through the lower end of that, which is pretty typical for us in this project cycle.

Now as we go forward, we are obviously going to evaluate that if the business looks like the growth is accelerating, which the early indications of it are, we will obviously evaluate what are our capital needs going forward.  But I can tell you from my standpoint the

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

management team hasn’t made yet any assessment on ultimately what we’re going to do in that area.

G. Arcaini

Yes, and maybe I’ll follow up on that.  We always have to be very conservative in what we disclose during these calls.  As a chairman, I really am anxious to tell you much more, but I get pulled back by attorneys and our CFO and CAO.  The thing is that typically the rule of thumb we have, based on history, it’s usually about 20% of your top revenue, of your annual revenue is working capital.

So we gave guidelines of about $50 million for this year, which we believe we’re going to achieve, so if you calculate 20% of that, it’s about $3 million.  We were able to convert some of the warrants, so we had an inflow this year of about $2.3 million.  However, most of that was used for the startup costs of truevue360, which was really the purpose of this initial additional rate.

So at this point in time, let me put it this way, we feel that we will have enough runway for this year.  We are not flush in cash, we’re not ready to go to the cash swimming pool, but we’re used to living a tight life, and we will certainly reach out at the end of the year.  Between now and next year, we are not giving our guidance at this point, but next year looks like would be significant growth, and we will have to adjust our capital needs for that purpose.

Now remember, one of the things that we have always announced is we also are planning to do an uplisting to Nasdaq, which we haven’t discussed in detail because it’s a known factor. With this uplisting to Nasdaq, we have a number of strategic plans in line, and you probably will see very soon some of our thoughts and strategies.

W. Bremer

Well I wish you all the very best in terms of getting to Nasdaq, and I do hope that your next raise or two, given your bookings and the strength of the company as it’s turning, you do get better economics.

G. Arcaini

Your words to God’s ears.  But we are certainly planning to.  When we did the raise in 2017, because of time delays of the capital raise and all these things, our backs were a little bit to the wall, but we have a totally different situation today.  And I agree with you, we probably will be much more aggressive in terms of pricing and support.

W. Bremer

My last question is, is there any place on the website that gives investors an opportunity to know where you’ll be presenting to come see you going forward?

G. Arcaini

Yes, on our investor website, I believe there’s a section of—on the right side there’s a section where we say where we are either presenting or any other events.  We have an event coming up in

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

September.  We’re presenting in September.  But if you have any additional questions, please feel free to call Adrian.  He can help you and tell you exactly when we are where.

A. Goldfarb

Or Gateway [ph].  [Overlapping voices - 67:29].

G. Arcaini

Or Gateway.  You can call Gateway, they know to track us down.  But Gateway may not know the industry events.

A. Goldfarb

Oh, okay.

G. Arcaini

But they are all published on our website.

A. Goldfarb

Yes.  And also we put out press releases when we are going to present at an event [overlapping voices - 67:41] well ahead of time.

G. Arcaini

But feel free to call us anytime.

W. Bremer

Thank you very much, gentlemen.  Good luck.

G. Arcaini

Thank you.

Coordinator

At this time, this concludes our question and answer session.  I’d now like to turn the call back over to Mr. Arcaini for closing remarks.

G. Arcaini

Alright.  Well thank you very much, Christian.  So, I hope that our presentation was helpful for all of you.  And as I said before, please feel free any time to either call Adrian if you want financial information, you can call me if you need strategic information, or the Gateway, who knows both.

Thank you for joining us today.  I especially want to thank our employees, partners, and investors for their continued support.  We look forward to updating you on our next call.  Operator?

Coordinator

And so before we conclude today’s call, I’d like to provide you the Safe Harbor statement that includes important cautions regarding forward-looking statements made during this call.

This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as believes, expects, may, will, should, anticipates, plans, and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon

BT Conference call                                                                                                               TTIrequests@btci.com

Client: Duos Technologies, Inc.

BT Transcription Ref: K1930389

Date: 14th August 2019 @ 17.00 EDT

which the statements are based and could cause Duos Technologies Group’s actual results to differ materially from those anticipated by the forward-looking statements.

These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos’ Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Duos’ filings with the SEC.

Thank you for joining us today for Duos Technology Group 2019 Second Quarter Earnings Conference Call.  You may now disconnect.

[END OF CALL]

BT Conference call                                                                                                               TTIrequests@btci.com